Farmer Bros. Co. Promotes Thomas Mortensen to Senior Vice President of Route Sales;
Appoints Michael Keown Director

TORRANCE, Calif.--(GLOBE NEWSWIRE) — April 3, 2012--Farmer Bros. Co. (NASDAQ: FARM), a leading manufacturer, wholesaler and distributor of coffee, tea and culinary products, today announced that the Board of Directors promoted Thomas Mortensen to the executive position of Senior Vice President of Route Sales, where he will oversee the Company’s entire route-sales organization.

Mr. Mortensen has over 33 years of service with Farmer Brothers, including his service in the past three years as the Company’s Vice President of Sales (West). In that capacity, Mr. Mortensen oversaw the sales operations of 74 sales branches in 16 states in the western United States. Prior to that, Mr. Mortensen served as the Company’s National Sales Manager for three years. Mortensen will report directly to Michael Keown, President and Chief Executive Officer.

“We are extremely pleased to promote Tom to oversee our national route sales organization. Tom is an extraordinary leader and embodies Farmer Brothers’ passion for service and dedication to each of our customers. I am looking forward to his leadership of the route sales organization, which is the backbone of the Company,” stated Mr. Keown.

“This is an exciting time to work at Farmer Brothers,” Mortensen said. “As we enter our second 100 years in business, I look forward to a promising future and am committed to delivering our customers exceptional service and the highest quality products.”

The Board of Directors also announced the appointment of Michael Keown as a Class I Director.

About Farmer Bros. Co.

Founded in 1912 and currently celebrating its milestone centennial, Farmer Brothers is a manufacturer, wholesaler and distributor of coffee, tea and culinary products through direct and brokered sales to food service establishments including restaurants, hotels, casinos, hospitals and food service providers, as well as retailers such as convenience stores, coffee houses, general merchandisers, private label retailers and grocery stores throughout the contiguous United States. Its product lines include roasted coffee, liquid coffee, coffee related products such as coffee filters, sugar and creamers, assorted teas, cappuccino, cocoa, spices, gelatins and puddings, soups, gravy and sauce mixes, pancake and biscuit mixes, and jellies and preserves. National foodservice brands include Farmer Brothers®, Superior®, Metropolitan®, Island Medley Iced Tea®, Farmer Brothers Spice Products™, Sierra Brand®, and Orchard Hills Estate™. Regional foodservice and retail brands include Cain’s®, Ireland® and McGarvey®. For more information, visit: www.FarmerBros.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” When used in this press release, the words “will,” “expects,” “anticipates,” “estimates,” “believes,” and similar expressions, and statements which are made in the future tense or refer to future events or developments are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Source: Farmer Bros. Co.
Jeffrey Wahba (310) 787-5241